RECEIVED
JUN 5  915 AM 87
DEPARTMENT OF STATE
STATE OF COLORADO



ARTICLES OF INCORPORATION
OF
GREAT EXPECTATIONS, INC.


KNOW ALL MEN BY THESE PRESENT being a natural Person of the Age of eighteen years or more and desiring for form a body corporate under the State of Colorado does hereby sign, verify and deliver in duplicate to the Secretary of State of the State of Colorado these Articles of Incorporation.

ARTICLE I
Name

The name of the corporation shall be: GREAT EXPECTATIONS, INC.

ARTICLE I
Period of Duration

This corporation shall exist in perpetuity, form and after the date of filing these Articles of Incorporation with the Secretary of State of the State of Colorado unless dissolved according to law.

ARTICLE III
Objects and Purposes

The objects and purposes for which the said corporation is organized and the nature of the business to be carried on by it are as follows:
1. In general to carry on any lawful business or activity and to have and exercise all of the powers and rights conferred by the laws of the Sate of Colorado upon corporation formed under such laws.

ARTICLE IV
Capital

The aggregate number of shares which this corporation shall have authority to issue is Three Hundred Million (300,000,000) shares of one cent ($0.001) par value common stock, which shares shall be designated "Common Stock". Each share of Common Stock when issued as fully paid for shall be forever nonassessable.

1. Dividends. Dividends in cash, property or shares of the corporation may be paid upon the Common Stock, as and when declared by the board of directors, out of funds of the corporation to the extent and in the manner permitted by law.

2. Distribution in Liquidation. Upon any liquidation, disolution or winding up of the corporation, and after paying or adequately providing for the payment of all its obligations, the remainder of the assets of the corporation shall be distributed, either in cash or in kind, pro rata to the holders of the Common Stock. The board of directors, may from time to time, distribute to the shareholders in partial liquidation, out of stated capital or capital surplus of the corporation, a portion of its assets, in cash or property, in the manner permitted and upon compliance with limitations imposed by law.

3. Voting Rights; Denial of Cumulative Voting. Each outstanding share of Common Stock shall be entitled to on e vote and each fractional share of Common Stock shall be entitled to a corresponding fractional vote on each matter submitted to a vote of shareholders. Cumulative voting shall not be allowed in the election of directors of the corporation.

4. Denial of Pre-Emptive Rights. No holder of any shares of the corporation, whether now or hereafter authorized, shall have any pre-emptive or preferential right to acquire any shares of securities of the corporation, including shares or securities held in the treasury of the corporation.

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ARTICLE V
Right of Directors to Contract With Corporation

No contract or other transaction between the corporation and one or more of its directors or any other corporation, firm, association, or entity, in which one or more of its directors are directors or officers or are financially interested shall be either void or voidable solely because of such relationship or interest or solely because such directors are present at the meeting of the board of directors or a committee thereof which authorizes, approves, or ratifies such contract or transaction or solely because their votes are counted for such purposes if:

a) The fact of such relationship or interest is disclosed or known to the board of directors of committee which authorizes, approves, or ratifies the contract or transaction by a vote or consent sufficient for the purpose without counting the votes or consents of such interested directors; or

b) The fact of such relationship or interest is disclosed or known to the shareholders entitled to vote and they authorize, approve, or ratify such contract or transaction by vote or written consent; or

c) The contract or transaction is fair and reasonable to the corporation.

Common or interested directors may be counted in determining the presence of a quorum at a meeting of the board of directors or a committee thereof which authorizes, approves, or ratifies such contract or transaction.

ARTICLE VI
Corporate Opportunity

The officers, directors and other members of management of this corporation shall be subject to the doctrine of "corporate opportunities" only insofar as it applies to business opportunities in which this corporation has expressed an interest as determined from time to time by this corporation's board of directors as evidenced by resolutions appearing in the corporation's minutes. Once such areas of interest are delineated, all such business opportunities within such areas of interest which come to the attention of this corporation shall be disclosed promptly to this corporation and made available to it. The board of directors may reject any business opportunity presented to it and thereafter any officer, director or other member of management may avail himself of such opportunity. Until such time as this corporation, through its board of directors, has designated an area of interest, the officers, directors and other members of management of this corporation shall be free to engage in such areas of interest on their own and this doctrine shall not limit the rights of any officer, director or other member of management of this corporation to continue a business existing prior to the time that such area of interest is designated by the corporation. This provision shall be construed to release any employee of this corporation (other than an officer, director or member of management) from any duties which he may have to this corporation.

ARTICLE VII
Indemnification Of Directors, Officers and Others

The corporation may indemnify each director, officer and any employee, fiduciary or agent of the corporation, his heirs, executors and administrators, against expenses reasonably incurred or any amounts paid by him in connection with any action, suit or proceeding to which he may be made a party by reason of his being or having been a director, officer, employee, fiduciary or agent of the corporation to the full extent permitted by the laws of the State of Colorado now existing or as such laws may hereafter be amended.


ARTICLE VIII
Shareholder Voting

One-third of the shares entitled to vote, represented in person or by proxy, shall constitute a quorum at a meeting of shareholders. With respect to any action to be taken by shareholders of this corporation, the laws of Colorado require the vote or concurrence of the holders of two-thirds of the outstanding shares, of the shares entitled to vote thereon, or of any class or series, such action may be taken by the vote or concurrence of a majority of such shares or class or series thereof.

ARTICLE IX
Severability

Should any clause, paragraph, line, sentence or other part of this instrument be declared invalid and ineffective, such finding shall not be deemed to affect the remainder of these Articles of Incorporation so long as such remaining part reasonably effectuates the intent and purposes expressed herein.

ARTICLE X
Registered Office and Registered Agent

The address of the initial registered office of the corporation is 4600 South Ulster Street, Suite 980, Denver, Colorado 80237, and the name of the initial registered agent at such address is Miles D. Wynn. Either the registered officer or the registered agent may be changed in the manner permitted by law.

ARTICLE XI
Initial Board of Directors

The number of directors of the corporation shall be fixed by the bylaws of the corporation except the initial board of directors of the corporation shall consist of five directors. The names and addresses of the persons who shall serve as directors until the first annual meeting of shareholders or until their successors are elected and shall qualify are as follows:

Name                               Address

Michael T. Scena                   3773 Cherry Creek Dr.N #601
                                   Denver, CO  80209

Miles D. Wynn                      4600 S. Ulster St., Suite 980
                                   Denver, CO  80237

Carlene Babcock                    3773 Cherry Creek Dr. N. #601
                                   Denver, CO  80209

ARTICLE XII
Incorporator
The name and address of the incorporator is as follows:

Name                               Address
Michael T. Scena                   3773 Cherry Creek Dr. N. #601
                                   Denver, CO  80209

IN WITNESS WHEREOF, the above-named incorporator has signed these Articles of Incorporation this 5th day of June, 1987

Michael T. Scena

STATE OF COLORADO
CITY AND COUNTY OF DENVER

I, the undersigned, a Notary Public, hereby certify that on the 5th day of June, 1987, personally appeared before me, MICHAEL T. SCENA, who being by me first duly sworn, declared that he is the person who signed the foregoing document as Incorporation, that it was his free and voluntary act and deed, and that the statements therein contained are true.

WITNESS my hand and official seal
My commission expires:  11-15-88

Margaret C. Sabrone
Notary Public
Denver, Co
Address

Seal


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RECEIVED
SEP 22 11:50AM 87
DEPARTMENT OF STATE
STATE OF COLORADO


Mail to
Colorado Secretary of State
Corporation Office
1560 Broadway, Suite 200
Denver, CO  80202
(303) 866-2361

ARTICLES OF AMENDMENT
        To the
ARTICLES OF INCORPORATION

Pursuant to the provisions of the Colorado Corporate Code, the undersigned corporation adopts the following Articles of Amendments to its Articles of Incorporation:

FIRST:  The name of the corporation is GREAT EXPECTATIONS, INC.

SECOND: The following amendment to the Articles of Incorporation was adopted on July 27, 1987, as prescribed by the Colorado Corporation Code, in the manner marked with an X below:

     Such amendment was adopted by the board of directors where no shares have been issued.

XX Such amendment was adopted by a vote of the shareholders. The number of shares voted for the amendment was sufficient for approval.

THE FIRST PARAGRAPH OF ARTIVLE IV WAS AMENDED TO READ AS FOLLOWS:

ARTICLE IV
Capital

The aggregate number of shares which this corporation shall have authority to issue is Five Hundred Million (500,000,000) of no par value common stock, which shares shall be designated "Common Stock". Each share of Common Stock when fully paid for shall be forever non-assessable.

THIRD: The manner, if not set forth in such amendment, in which any exchange, reclassification, or cancellation of issued shares provided for in the amendment shall be effected, is as follows: NONE.

FOURTH: The manner in which such amendment effects a change in the amount of stated capital, and the amount of stated capital as changed by such amendment, are as follows: NONE.

Miles D. Wynn, President

Daniel A. Unrein, Jr. Secretary

ARTICLES OF AMENDMENT
       TO THE
ARTICLES OF INCORPORATION
          OF
GREAT EXPECTATIONS, INC.


Pursuant to the provisions of the Colorado Corporation Code, the undersigned corporation adopts the following Articles of Amendment to its Articles of Incorporation.

FIRST:  The name of the corporation is Great Expectations, Inc.
SECOND: The following amendment was adopted by the board of directors and shareholders of the Corporation in the manner prescribed by the Colorado Corporation Code on August, 19, 1988.

A new Article XIII shall be inserted in the Articles of Incorporation as follows:


ARTICLE XIII
LIMITATION OF LIABILITY OF
DIRECTORS TO CORORATIONS AND SHAREHOLDERS.

No director shall be liable to the Corporation or any shareholder for monetary damages for breach of fiduciary duty as a director, except for any matter in respect of which such director (a) shall be liable under C.R.S. Section 7-5-114 or any amendment thereto or successor provision thereto; (b) shall have breached the director's duty of loyalty to the Corporation or its shareholders; (c) shall have not acted in good faith or, in failing to act shall not have acted in good faith; (d) shall have acted or failed to act in a manner involving intentional misconduct or a knowing violation of law; or (e) shall have derived an improper personal benefit. Neither the amendment nor repeal of this Article, nor the adoption of any provision in the Articles of Incorporation inconsistent with this Article, shall eliminate or reduce the effect of this Article in respect of any matter occurring prior to such amendment, repeal or adoption of an inconsistent provision. This Article shall apply to the full extent now permitted by Colorado law or as may be permitted in the future by changes or enactments in Colorado law, including without limitation C.R.S. Section 7-2-102 and/or C.R.S. Section 7-3-101.

THIRD: The number of shares voted for the amendment was sufficient for approval.

FOURTH: The manner, if not set forth in such amendment, in which any exchange, reclassification, or cancellation of issued shares provided for in the amendment shall be effected, is as follows: Not applicable.

FIFTH: The amendment does not effect a change in the amount of stated capital.

DATED:  December 30, 1988.

GREAT EXPECTATIONS, INC.

BY:  Miles D. Wynn, President

ATTEST:

Daniel T. Unrein, Jr.
Secretary